Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 ASR) and related Prospectus of F.N.B. Corporation for the registration of (i) Series 2024 Nonnegotiable Subordinated Term Notes, (ii) Series 2024 Nonnegotiable Subordinated Daily Notes, and (iii) Series 2024 Nonnegotiable Subordinated Special Daily Notes and to the incorporation by reference therein of our reports dated February 26, 2024, with respect to the consolidated financial statements of F.N.B. Corporation, and the effectiveness of internal control over financial reporting of F.N.B. Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
August 30, 2024